Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
INCREASES ITS EQUITY INVESTMENT IN STILL RIVER SYSTEMS,
DEVELOPER OF THE CLINATRON 250 PROTON BEAM RADIATION THERAPY DEVICE

San Francisco, CA, September 10, 2007 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, announced today that it has increased its equity interest in privately owned Still River Systems, Inc., Littleton, Massachusetts, developer of the Clinatron 250™ proton beam radiation therapy (PBRT) device, with the purchase of an additional $617,000 of Still River convertible preferred stock.
In April 2006, AMS purchased $2 million of Still River convertible preferred stock and an option to acquire two Clinatron 250 PBRT systems. AMS has contracted to place both of these devices, and expects to commence lease agreements with Tufts-NEMC and M. D. Anderson Cancer Center Orlando for the Still River PBRT systems in 2009, subject to the receipt of FDA clearance. AMS currently is negotiating contracts for additional PBRT systems.
The Clinatron 250 device under development by Still River Systems is a single-treatment-room PBRT system incorporating proprietary technology which may dramatically reduce the cost of implementing this Medicare-approved therapy.
“Today, more than half of the approximately one million new cancer patients diagnosed annually in the United States alone receive some form of radiation therapy. Because proton beam radiation therapy is widely regarded as the optimal radiation treatment for a wide variety of cancers, PBRT is expected to capture a significant share of this market as the technology becomes more widely available over the next few years. We see tremendous growth potential in Still River Systems’ cost-effective PBRT device, especially when coupled with AMS’s innovative financing programs. Our investment in Still River Systems positions AMS to take full advantage of this next major advance in radiation oncology,” said Ernest A. Bates, M.D., Chairman and CEO of AMS.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its equity investment in Still River Systems, AMS also plans to complement these services with the Clinatron 250™ proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and 10-K/A for the

year ended December 31, 2006, Form 10-Q for the three months ended March 31, 2007, Form 10-Q for the three months ended June 30, 2007, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 14, 2007.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com